Exhibit 99

[LIBERTY CORPORATION LETTERHEAD]

For further information: Howard Schrott, 864-241-5400

LIBERTY CORPORATION REPORTS FOURTH QUARTER RESULTS

Greenville, SC (March 2, 2005) – The Liberty Corp. (NYSE:LC) today reported financial results for the fourth quarter and twelve months ended December 31, 2004. Liberty owns and operates 15 network-affiliated television stations along with other ancillary businesses.

     Earnings for the quarter, before the cumulative effect of a change of accounting principle, were $1.02 per diluted share compared with $0.40 per diluted share for the same period of the prior year. Earnings for the year, before the cumulative effect of a change of accounting principle, were $2.08 per diluted share compared with $1.24 per diluted share for the prior year. During the quarter, the Company recorded a non-cash charge, net of income taxes, of $40.6 million as a cumulative effect of a change in accounting principle. At the September 2004 meeting of the Emerging Issues Task Force, the SEC made an announcement entitled “Use of Residual Method to Value Acquired Assets Other Than Goodwill” (EITF Topic D-108). All companies, including Liberty, that have applied the residual method to the valuation of intangible assets other than goodwill (most notably FCC licenses) for purposes of impairment testing, are now required to perform that testing using a direct value method, with any resulting charges at the time of adoption to be recorded as the cumulative effect of a change in accounting principle. Accordingly, Liberty has applied the direct method in valuing its FCC licenses. Loss per diluted share, after the cumulative effect of this change in accounting principle, was $1.19 for the quarter and $0.11 for the year.

     Quarter earnings were favorably affected by adjustments made to the Company’s income tax liabilities during the fourth quarter. The reserve for a specific examination was released due to management’s estimate of an expected favorable outcome. In addition, year-to-date earnings were also favorably affected by adjustments made to the Company’s income tax liabilities during the third quarter as a result of management’s reassessment of its potential liability related to current examinations and the expiration of the statute of limitations related to certain previous tax years.

     For the quarter, operating income was $18.3 million compared with $12.5 million in the prior-year period. Operating income for 2004 was $45.5 million compared with $38.6 million for the prior year.

     For the quarter, net revenue was $62.6 million compared with $55.3 million for the prior-year fourth quarter, an increase of thirteen percent. Broadcast operating profit for the quarter was $29.9 million, compared with $25.0 million in the prior year, an increase of twenty percent. Net revenue for 2004 was $219.1 million compared with $200.3 million for the prior year, an increase of nine percent. Broadcast operating profit for 2004 was $90.7 million, compared with $80.0 million in the prior year, an increase of thirteen percent. A reconciliation of broadcast operating profit to operating income is presented below. For a full discussion and analysis of results, refer to the Company’s filing on form 10-K, which is expected to be filed in early March.

     Hayne Hipp, Chief Executive Officer of Liberty, commented, “Although many will focus on political revenue in the past year, we are also keenly focused on the numerous hours of free time Liberty stations have given to candidates and discussion of the issues facing each of our markets. It is this

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record of public service and our tradition of being the leading provider of local news and information that continue to distinguish our stations in the communities they serve.”

     Broadcast operating profit, a measurement of earnings, is used by the Company to evaluate the operating performance of its media properties, and is not a measure of financial performance under generally accepted accounting principles (GAAP). Broadcast operating profit is not a standardized measure and may be calculated in a number of ways. Liberty defines broadcast operating profit as operating income excluding net losses or gains on disposed assets, plus depreciation and amortization, cash earned in excess of revenue recorded on network affiliation contracts, non-cash compensation, and corporate cash expenses.

     A major group broadcaster, Liberty owns fifteen network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX).

     For further information about Liberty, visit the corporate website, http://www.libertycorp.com.

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     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company’s products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.

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THE LIBERTY CORPORATION
Income Statement Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In 000's, except per share data)	2004	2003	2004	2003
	(Unaudited)
REVENUES
Station revenues (net of commissions)	$58,704	$51,268	$204,357	$186,045
Cable advertising and other revenues	3,879	4,061	14,700	14,239

Net revenues	62,583	55,329	219,057	200,284
EXPENSES
Operating expenses (excluding depreciation and amortization expense shown separately below)	32,414	31,852	127,139	121,642
Amortization of program rights	1,911	1,978	7,213	7,214
Depreciation and amortization of intangibles	4,900	4,882	19,760	18,462
Corporate, general, and administrative expenses	5,094	4,133	19,485	14,382

Total operating expenses	44,319	42,845	173,597	161,700
Operating income	18,264	12,484	45,460	38,584
Net investment income (loss)	647	(274)	(4,764)	(348)
Interest expense	(268)	—	(783)	—

Income before income taxes	18,643	12,210	39,913	38,236
Provision for (Benefit from) income taxes	(59)	4,579	1,323	14,339

Income before the cumulative effect of a change in accounting principle	18,702	7,631	38,590	23,897
Cumulative effect of a change in accounting principle	(40,586)	—	(40,586)	—

Net income (loss)	$(21,884)	$7,631	$(1,996)	$23,897

DILUTED EARNINGS (LOSS) PER SHARE:
Diluted earnings (loss) before the cumulative effect of a change in accounting principle per common share	$1.02	$0.40	$2.08	$1.24
Cumulative effect of a change in accounting principle	(2.21)	—	(2.19)	—

Diluted earnings (loss) per common share	$(1.19)	$0.40	$(0.11)	$1.24

Weighted average common dilutive shares	18,319	19,176	18,575	19,248

Actual common and common equivalent shares outstanding at end of period	18,469	18,931	18,469	18,931

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents			$16,389	$62,177
Debt outstanding			$20,000	$—
RECONCILIATION OF OPERATING INCOME TO BROADCAST OPERATING PROFIT:
Operating income per income statement	$18,264	$12,484	$45,460	$38,584
Add:
Depreciation and amortization	4,900	4,882	19,760	18,462
Adj. for network compensation due vs. accrued	920	1,226	3,682	4,926
Net loss (gain) on disposals	149	1,880	196	2,160
Non-cash compensation	1,545	670	5,299	3,426
Corporate cash expenses	4,130	3,815	16,313	12,449

Broadcast operating profit	$29,908	$24,957	$90,710	$80,007